Exhibit 10.1

AVENUE FINANCIAL HOLDINGS, INC.

ANNUAL EXECUTIVE INCENTIVE PLAN

1.	Purpose.

The purposes of the Plan are to reinforce corporate, organizational and business-development goals, to promote the achievement of year-to-year financial and other business objectives and to reward the performance of selected executive officers in fulfilling their professional responsibilities on an annual basis. The Plan is intended to satisfy the exception for qualified performance-based compensation under Treasury Regulation Section 1.162-27(e) with regard to Code Section 162(m)(4)(C) and shall be administered and interpreted so as to ensure such compliance with such exception. In addition, the Plan is intended to be exempt from the requirements of Code Section 409A by reason of the short-term deferral exception under Treasury Regulation Section 1.409A-1(b)(4). The Plan is not intended to be (and shall not be construed and administered as) an employee benefit plan within the meaning of ERISA.

2.	Definitions.

The following terms, as used herein, shall have the following meanings:

(a) “Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. An entity shall be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

(b) “Award” means an incentive compensation award, granted pursuant to the Plan that is contingent upon the attainment of one or more Performance Goals with respect to a Performance Period and subject to Sections 5(b) and 6(c).

(c) “Base Salary” means a Participant’s annual base salary as in effect on the date on which the applicable Performance Goals are established with respect to a Performance Period.

(d) “Board” means the Board of Directors of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Compensation Committee of the Board, which shall be comprised solely of two or more outside directors meeting the requirements of Code Section 162(m)(4)(C)(i) to the extent the Plan is intended to satisfy the requirements of Code Section 162(m).

(g) “Company” means, Inc., a Tennessee corporation.

(h) “Covered Award” means an Award (i) that will be paid to a Covered Employee, (ii) that the Committee expressly designates as performance-based compensation and intends to be fully deductible under Code Section 162(m), and (iii) that will be paid following the disclosure and shareholder approval required by Code Section 162(m)(4)(C)(ii).

(i) “Covered Employee” means an individual who is a “covered employee” within the meaning of Code Section 162(m)(3).

(j) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l) “Participant” means an employee of the Company or any Subsidiary who is, pursuant to Section 4 of the Plan, selected to participate herein.

(m) “Performance Goals” means performance goals based on one or more of the following criteria: (i) return on assets, return on tangible assets, cash return on assets, or cash return on tangible assets; (ii) return on equity, return on tangible equity, cash return on equity, or cash return on tangible equity; (iii) levels of or changes in levels of net interest income, net interest margin, efficiency ratio, cash efficiency ratio, provision, provision rate, net charge-off, net charge-off ratio, fee income, total revenue, earnings per share, pre-tax income, or net income; (iv) levels or trends in specified financial statement line items or components thereof (may include, but is not limited to, cost of deposits, asset growth, growth of deposits, cost of funds, loan growth, loan yields, or interest earning asset yields); (v) levels of or trends in non-performing assets (either including or excluding TDRs); (vi) earnings per share (basic or diluted), or core earnings per share and growth (vii) book value per share, tangible book value per share or growth thereof; (viii) absolute or relative metrics of stock performance, dividends, and total capital returned to shareholders; (ix) achieving or maintaining specified levels of performance under GAAP and/or regulatory capital (x) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, regulatory matters, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xi) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, and the completion of other corporate transactions; and (xii) any combination of, or a specified increase in, any of the foregoing, and any of the foregoing goals may be measured at enterprise level or at business line or geographic level. Performance Goals not specified herein may be used to the extent that an Award is not intended to comply with Code Section 162(m). Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or Affiliate thereof, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). Each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles, and the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Affiliate thereof or the financial statements of the Company or any Affiliate thereof, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, provided that the Committee’s ability to make equitable adjustments to the Performance Goals applicable to any Covered Awards shall be governed by Section 6(d).

(n) “Performance Period” means, unless the Committee determines otherwise, means a fiscal year of the Company or, for a Participant who is first hired as, or first becomes eligible for this Plan as, a Participant after the first day of the fiscal year and who becomes a Participant during the fiscal year, such portion of the fiscal year as determined by the Committee.

(o) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any Subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company.

(p) “Plan” means the Avenue Financial Holdings, Inc. Annual Incentive Plan, as amended from time to time.

(q) “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

3.	Administration.

(a) Administrator. At the discretion of the Board, the Plan shall be administered either (i) by the Board or (ii) by the Committee. In the event the Board is the administrator of the Plan, references herein to the Committee shall be deemed to include the Board. The Plan shall be administered in accordance with the requirements of Code Section 162(m) to the extent necessary and desirable to maintain qualification of Covered Awards under the Plan under Code Section 162(m) and, to the extent applicable, Rule 16b-3 under the Exchange Act.

(b) Powers and Authorities. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to: (i) grant Awards; (ii) determine the persons to whom and the time or times at which Awards shall be granted; (iii) determine all of the terms and conditions (including but not limited to the Performance Goals) relating to any Award; (iv) determine whether, to what extent, and under what circumstances an Award may be settled, cancelled or forfeited; (v) make adjustments in the Performance Goals; (vi) construe and interpret the Plan and any Award; (vii) prescribe, amend and rescind rules and regulations relating to the Plan; and (viii) make all other determinations deemed necessary or advisable for the administration of the Plan.

(c) Binding Effect. All decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

4.	Eligibility.

Awards may be granted to executive employees of the Company and its Subsidiaries. In determining the persons to whom Awards shall be granted and the Performance Goals relating to each Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5.	Terms of Awards.

(a) Determination of Performance Goals; Notification. With respect to each Performance Period, the Committee shall specify the Performance Goals applicable to each Award no later than 90 days following the commencement of such Performance Period. At such time the Committee shall also, if applicable, specify the threshold, target and maximum levels of performance applicable to the Performance Goals. Performance Goals need not be the same for each Participant. Awards for any Performance Period may be expressed as a dollar amount or as a percentage of the Participant’s Base Salary. Participants shall be notified of their Awards with respect to each

Performance Period. Such notification shall include the Performance Goals with respect to the Award, the weight to be given to each such Performance Goal and, if applicable, the threshold, target and maximum levels of performance applicable to such Performance Goals.

(b) Determination of Achievement of Performance Goals. Following the end of the Performance Period and prior to the payment of an amount under any Award, and in any event not later than 60 days following the end of such Performance Period, the Committee shall determine whether, and to what extent, the applicable Performance Goals have been satisfied. Notwithstanding the foregoing and the terms of Section 2(m), the Committee may, in its sole discretion, reduce an amount of an Award otherwise determined pursuant to the Plan.

(c) Time and Form of Payment. All payments in respect of Awards granted under the Plan shall be made in cash or, if approved by the Committee, shares of common stock, with such vesting or other restrictions as may be set forth in the Award, no later than 60 days following the last day of the Performance Period to which an Award relates. Any shares of common stock to be issued as payment in respect of Awards will be issued from the Company’s 2012 Long-Term Incentive Plan. Notwithstanding the foregoing, payment of Awards intended to comply with the “short-term deferral” exemption from Code Section 409A shall be made no later than the 15th day of the third month following the later to occur of (i) the end of the Company’s fiscal year in which the relevant Performance Period ended and (ii) the end of the calendar year in which such Performance Period ended.

(d) Deferral of Payment. The Committee shall have the authority to establish such procedures and programs that it deems appropriate to provide Participants with the ability to defer receipt of cash under Awards. If such a deferral procedure or program is adopted, the terms of such procedure or program shall be set forth in writing prior to its adoption and shall comply with Code Section 409A.

6.	Special Terms for Covered Awards.

Notwithstanding any other provision of this Plan to the contrary, the following provisions shall control with respect to any Covered Award:

(a) Preestablished Performance Goals. The Performance Goals upon which a Covered Award is based or subject shall be established by the Committee in writing not later than 90 days after the commencement of the Performance Period, provided that the outcome is substantially uncertain at the time the Committee actually establishes such factors and the objectives upon which they are based (or at such earlier time as may be required or such later time as may be permissible under Code Section 162(m)). Any Awards granted by the Committee based on Performance Goals not specifically provided under this Plan shall not be considered Covered Awards if it determines that use of such Performance Goals would cause a Covered Award to not be deductible under Code Section 162(m).

(b) Certification of Performance Goals. Prior to the payment of a Covered Award, the Committee shall determine and certify in writing whether and to what extent the Performance Goals referred to in Section 6(a) have been satisfied for an applicable Performance Period.

(c) Discretionary Reduction of Covered Award. Notwithstanding anything in this Plan to the contrary, the Committee may, in its sole discretion, reduce a Covered Award otherwise determined pursuant to the Plan.

(d) Limited Adjustments of Selected Performance Goals. In the event of (i) any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend or divestiture (including a spin-off) or any other change in corporate structure or shares; (ii) any purchase, acquisition, sale, disposition or write-down of a significant amount of assets or a significant business; (iii) any change in accounting principles or practices, tax laws or other such laws or provisions affecting reported results; (iv) any uninsured catastrophic losses or extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or in management’s discussion and analysis of financial performance appearing in the Company’s annual report to stockholders for the applicable year; or (v) any other similar change, in each case with respect to the Company or any other entity whose performance is relevant to the achievement of any Performance Goal included in a Covered Award, the Committee (or, if the Company is not the surviving corporation in any such transaction, a committee of the board of directors of the surviving corporation consisting solely of two or more “outside directors” within the meaning of Code Section 162(m)(4)(C)(i)) may , without the consent of any affected Participant, amend or modify the terms of any outstanding Covered Award that includes any Performance Goals based in whole or in part on the financial performance of the Company (or any Subsidiary or division thereof) or such other entity so as equitably to reflect such event, such that the criteria for evaluating such financial performance of the Company or such other entity (and the achievement of the corresponding Performance Goals) shall be substantially the same (as determined by the Committee or such committee of the board of directors of the surviving corporation) following such event as prior to such event; provided, however, that any such change to any outstanding Covered Award pursuant to this Section 6(d) must be made in such a manner that it is independently determinable by a hypothetical third party having knowledge of the relevant facts, and the Committee shall take no action pursuant to this Section 6(d) that would constitute an impermissible exercise of discretion within the meaning of Code Section 162(m), or would otherwise cause the Covered Award to not be deductible under Code Section 162(m).

(e) Maximum Amount. The maximum amount of any Covered Award to any Covered Employee with respect to a Performance Period, determined as of the time the Covered Award is paid, shall not exceed 50% of Base Salary.

7.	Termination of Employment.

7.1 Termination Due to Death or Disability. Unless the Committee determines otherwise in its sole discretion, in the event a Participant’s employment with the Company and all Subsidiaries is terminated by reason of death or disability during a Performance Period, the Participant (or the Participant’s estate) (subject to the Committee’s discretion as allowed by Sections 5(b) and 6(c) of the Plan) shall be paid a percentage of the amount earned according to the terms of the Award equal to the portion of the Performance Period through the Participant’s death or disability, as the case may be, as determined by the Committee.

7.2 Termination for Reasons Other than Death or Disability. Unless the Committee determines otherwise in its sole discretion, in the event a Participant’s employment is terminated with the Company and all Subsidiaries prior to the end of the Performance Period for any reason other than death or disability, or a Participant is in the employ of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Participant continues in the employ of the Company or another Subsidiary), the Participant’s Award for such Performance Period shall be immediately forfeited, and the Participant shall have no right to any payment thereafter; provided, however, that under such circumstances the Committee may pay the Participant after completion of the Performance Period, an amount not to exceed a percentage of the amount earned according to the terms of the Award equal to the portion of the Performance Period through the Participant’s termination. Any Award payable in accordance with Section 5(b) in respect of a completed Performance Period, but unpaid, shall be paid to such Participant in accordance with Section 5(c) or, to the extent payment of the Award has been deferred pursuant to Section 5(d), the Award shall be paid in full at the earliest such time as is provided under such deferral arrangement.

8.	General Provisions.

(a) Compliance with Legal Requirements. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan and any Award, shall be subject to all applicable Federal and state laws, rules and regulations (including 12 C.F.R. Part 359) and to required approvals by any regulatory or governmental agency.

(b) Nontransferability. A Participant’s rights and interests in and to payment of any Award under the Plan may not be assigned, transferred, encumbered or pledged other than by will or the laws of descent and distribution and are not subject to attachment, garnishment, execution or other creditor’s processes.

(c) Participant Rights. No employee of the Company or any Subsidiary or any other person shall have any claim to be granted any Award under the Plan. There is no obligation for uniformity of treatment among Participants. Nothing in the Plan or in any Award granted pursuant hereto shall constitute a contract of employment or confer upon any Participant the right to continue in the employ of the Company in any position or at any level of compensation, to be entitled to any remuneration or benefits not set forth in the Plan or under such Award, or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment. The granting of one Award to an eligible employee shall not entitle such individual to any additional grants of Awards thereafter.

(d) Withholding Taxes. The Company or its Subsidiary shall have the right to withhold the amount of any taxes that the Company or such Subsidiary may be required to withhold before delivery of payment of an Award to the Participant or other person entitled to such payment, or to make such other arrangements for the withholding of taxes that the Company deems satisfactory.

(e) Compliance with Code Section 162(m). To the extent any provision of the Plan or an Award or any action of the Committee or the Company as it relates to a Covered Award may result in the application of Code Section 162(m)(1) to compensation payable to a Participant, such provision or action shall be deemed null and void to the extent permitted by law and deemed advisable to the Committee.

(f) Compliance with Code Section 409A. The Plan is intended to comply with the requirements of Code Section 409A, or an exception or exemption therefrom, and accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered in accordance with such intention. Any payments described in the Plan that are due within the “short-term deferral period” as defined in the regulations under Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. All payments to be made upon a termination of employment under this Plan shall, to the extent required to avoid an accelerated or additional tax under Code Section 409A, be made only upon a “separation from service” within the meaning under Code Section 409A and the regulations thereunder. In addition, to the extent required in order to avoid an accelerated or additional tax under Code Section 409A with respect to a specified employee as defined in Code Section 409A, amounts that would otherwise be payable pursuant to this Plan during the six-month period immediately following Participant’s separation from service shall instead be paid on the first business day after the date that is six months following Participant’s separation from service (or, if earlier, Participant’s death).

(g) Amendment and Termination of the Plan. The Plan may at any time be amended, modified, or terminated, as the Committee in its discretion determines. Such amendment, modification, or termination of the Plan shall not require the consent, ratification, or approval of any party, including any Participant. The Committee may amend the Performance Goals as well as any Award (including increasing, decreasing or eliminating any or all Awards) prior to the payment thereof to the extent it deems appropriate for any reason, including compliance with applicable securities laws. Notwithstanding the foregoing, to the extent the Committee has expressly designated an Award as a Covered Award, the Committee shall not have any authority to amend or modify the terms of any Covered Award in any manner that would impair its deductibility under Code Section 162(m).

(h) Unfunded Status of Awards. A Participant’s only interest under the Plan shall be the right to receive a payment of cash pursuant to the terms of an applicable Award and the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation, and no portion of the amount payable to a Participant under this Plan shall be held by the Company or any Subsidiary in trust or escrow or any other form of asset segregation. With respect to any payments not yet made to a Participant pursuant to an Award, to the extent that a Participant acquires a right to receive a payment of cash under the Plan, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company, and no trust in favor of any Participant shall be implied.

(i) Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Tennessee without giving effect to the conflict of laws principles thereof.

(j) Effective Date/ Term. The Plan shall take effect as of April 30, 2015. The Plan shall have a term of three years unless renewed by the Board.

(k) Clawback. All Awards are subject to any Company’s clawback policy as may be in effect from time to time and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed to the Participant. The action permitted to be taken by the Board under this Section 8(k) is in addition to, and not in lieu of, any and all other rights of the Board and/or the Company under applicable law and shall apply notwithstanding anything to the contrary in the Plan.